UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 27, 2007
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Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)
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California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 250.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 250.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Blast Energy Services, Inc. (the “Company” or “Blast”) appeared in bankruptcy court on November 28, 2007 for a hearing to confirm the First Amended Joint Plan of Reorganization (the “Plan”) for Blast and its 100% owned subsidiary, Eagle Domestic Drilling Operations LLC.

Blast reported to the Court that the results of the ballots cast by creditors and shareholders overwhelmingly approved the Plan. The Company also requested a confirmation hearing continuance in order to complete efforts to raise the $3 million in funds to exit bankruptcy as described in the Plan.

The Court continued the confirmation hearing until Wednesday January 30, 2008, by entering into an agreed order (see Exhibit 10.1) between the Debtors (as defined in the Plan), the Creditors Committee (as defined in the Plan) and Berg McAfee Companies LLC, a related party (“Berg McAfee Companies”). The material terms and conditions of the agreed order are summarized below:

•	Berg McAfee Companies has provided an irrevocable guarantee to back stop the fundraising up to a minimum level of $4 million;

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Unsecured creditors will be paid 100% of their claims in cash on the effective date, rather than in the Plan where unsecured creditors were to be paid 35% in cash on the effective date and 65% payable in five-year notes;

•	Berg McAfee Companies or its affiliates will provide an additional $200,000 to $300,000 in Debtor-in-Possession (“DIP”) financing, subject to court approval;

•	All DIP financing provided will convert into equity at the rate stipulated in the Plan of $0.20 per share; and

•	All cash from the funding will be in the escrow account by January 25, 2008 at the latest.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Agreed Order for Continuance

* Attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: November 30, 2007	By:	/s/ John MacDonald
John MacDonald
Chief Financial Officer